Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

First Titan Energy, LLC, a Nevada corporation, is a wholly owned subsidiary of First Titan Corp.

First Titan Technical, LLC, a Nevada corporation, is a wholly owned subsidiary of First Titan Corp.